EXHIBIT 99.1

CENUCO RECEIVES LETTER FROM AMEX ACCEPTING PLAN OF ACTION
September 23rd, 2005

LAWRENCEVILLE, N.J.--(BUSINESS WIRE)-- September 23rd, 2005--Cenuco, Inc. (AMEX:ICU - News) announced that it received a letter from the American Stock Exchange ("AMEX"), advising that AMEX had accepted the Company's Plan of Action to bring it back into compliance with the Exchange's listing requirements. The Company is currently not in compliance with the continued listing standards of the Exchange as a result of the Company's failure to timely file its Quarterly Report on Form 10-Q and financial statements required by a Current Report on Form 8-K (the "SEC Filings") with the Securities and Exchange Commission (the "SEC"), but under this accepted Plan of Action, listing is being continued.

The targeted completion dates are September 30, 2005 for the Form 10-Q and October 31, 2005 for the Form 8-K. The delay is the result of the scope of audit work related to a 3 month period from March 1, 2003-May 28, 2003, during which the business to be audited was owned by a third party, that had never been audited and is currently being reviewed. Significant additional time and effort has been required to obtain and analyze this historic information.

The Company expects to regain compliance by filing its financials as soon as the review has been completed.

About Lander

Lander, the health and beauty care division of the Company is a manufacturer, marketer and distributor of a leading value brand (LANDER) health and beauty care products. The Company also produces private label brands for a limited number of top retailers through its Canadian facility. Lander is a leader in the rapidly growing marketplace for value health and beauty care (HBC) products - sold in dollar store and value focused retailers such as Wal-Mart and Kmart. http://www.lander-hba.com

The Lander brand is recognized as the largest specialty bath brand as reported in 2004 by Information Resources, Inc. (IRI), a global provider of market content and business performance management within consumer goods and retail industries. The company is headquartered in Lawrenceville, New Jersey. The company operates two manufacturing and distribution facilities, one in Binghamton, New York and the other in Toronto, Canada.

About Cenuco Wireless

Cenuco, the wireless technology division of the Company develops wireless and internet based software solutions for transmitting live streaming video, and other targeted content, directly onto cellular phones and remote computers. The Company's technology has applications in a variety of markets. The Company's wireless data technology is primarily focused on wireless video monitoring solutions that allow users to view real-time streaming video of security cameras or video content feeds at their home or place of business from anywhere they receive a cellular connection, regardless of the cellular carrier, user's location, or type of cellular phone or wireless device. Visit http://www.cenuco.com for additional information.

Certain statements contained herein may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, 21E of the Exchange Act of 1934 and/or the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, statements regarding business plans, future regulatory environment and approval and, the Company's ability to comply with the rules and policies of independent regulatory agencies. Although the Company believes the statements contained herein to be accurate as of the date they were made, it can give no assurance that such expectations will prove to be correct. The Company undertakes no obligation to update these forward-looking statements.